Exhibit 3(i).8

KILROY REALTY CORPORATION

ARTICLES SUPPLEMENTARY

REDESIGNATING AND RECLASSIFYING 200,000 SHARES OF 8.075%

SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK AS

PREFERRED STOCK

Kilroy Realty Corporation, a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: By or as contemplated by Articles Supplementary filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on February 6, 1998 (the “February 6, 1998 Articles Supplementary”), the Corporation classified 1,500,000 shares of its authorized but unissued Preferred Stock, par value $.01 per share (“Preferred Stock”), as a separate class of Preferred Stock designated as “8.075% Series A Cumulative Redeemable Preferred Stock”, and set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions of such shares, all as set forth in the February 6, 1998 Articles Supplementary.

SECOND: By or as contemplated by Articles Supplementary filed with the Department on April 20, 1998 (the “April 20, 1998 Articles Supplementary”, and together with the February 6, 1998 Articles Supplementary, the “Prior Articles Supplementary”), the Corporation classified and designated an additional 200,000 shares of its authorized but unissued Preferred Stock as “8.075% Series A Cumulative Redeemable Preferred Stock, having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions, identical to those as set forth in the February 6, 1998 Articles Supplementary, such that thereupon there was classified and designated an aggregate of 1,700,000 shares of 8.075% Series A Cumulative Redeemable preferred Stock of the Corporation.

THIRD: By or as contemplated by Articles Supplementary filed with the Department on even date herewith and immediately prior to the filing of these Articles Supplementary (the “Other Current Articles Supplementary”), the Corporation reclassified and redesignated 1,500,000 shares of its Preferred Stock which had, pursuant to or as contemplated by the Prior Articles Supplementary, been previously classified and designated as 8.075% Series A Cumulative Redeemable Preferred Stock, as “7.45% Series A Cumulative Redeemable Preferred Stock”, having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions set forth in the Other Current Articles Supplementary.

FOURTH: Consequently, as of the date hereof and immediately following the filing of the Other Current Articles Supplementary and prior to the filing of these Articles Supplementary, of the 1,700,000 shares of Preferred Stock previously classified and designated pursuant to the Prior Articles Supplementary as 8.075% Series A Cumulative Redeemable Preferred Stock, 1,500,000 have been reclassified and redesignated as 7.45% Series A Cumulative Redeemable Preferred Stock, and the remaining 200,000 remained classified and designated as 8.075% Series A Cumulative Redeemable Preferred Stock.

FIFTH: No shares of Preferred Stock of the Corporation previously classified or designated as 8.075% Series A Cumulative Redeemable Preferred Stock pursuant to or as contemplated by the Prior Articles Supplementary have been issued by the Corporation, and accordingly, no such shares are either issued or outstanding as of the date hereof.

SIXTH: Pursuant to the authority expressly vested in the Board of Directors of the Company by Article IV of the Articles of Amendment and Restatement of the Company filed with the Department on January 21, 1997, as amended, modified and supplemented to date (the “Charter”), and Section 2-105 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors of the Company and/or a duly authorized committee thereof (the “Board of Directors”), by resolutions duly adopted on February 10, 2004 and March 1, 2004 (the “Resolutions”), has determined it to be in the best interest of the Corporation that the remaining 200,000 shares of Preferred Stock of the Corporation previously classified and designated as 8.075% Series A Cumulative Redeemable Preferred Stock pursuant to or as contemplated by the Prior Articles Supplementary, be reclassified and redesignated to be and become Preferred Stock of the Corporation as otherwise authorized for issuance under the Charter of the Corporation, without further designation nor any preferences or relative, participating, optional, conversion or other rights appertaining thereto, or voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption, other than those, if any, applicable to shares of Preferred Stock of the Corporation generally, such that the same, as shares of Preferred Stock otherwise authorized for issuance under the Charter, shall be available for future reclassification and available for issuance upon proper authorization by the Board of Directors from time to time.

SEVENTH: The 200,000 shares of 8.075% Series A Cumulative Redeemable Preferred Stock, as aforesaid, have been redesignated and reclassified as aforesaid by the Board of Directors, pursuant to and as contemplated by the Resolutions, under the authority contained in the Charter.

EIGHTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

NINTH: These Articles Supplementary shall be effective at the time the Department accepts them for record.

TENTH: The undersigned Vice President of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Vice President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Senior Vice President and attested to by its Secretary on this 10th day of March, 2004.

KILROY REALTY CORPORATION

By:	/s/ Tyler H. Rose
	Name:	Tyler H. Rose
	Title:	Senior Vice President

[SEAL]

ATTEST:

/s/ Richard E. Moran, Jr.

Richard E. Moran, Jr.
Secretary